UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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PRECISION CASTPARTS CORP.

(Name of registrant as specified in its charter)

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PRECISION CASTPARTS CORP.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 11, 2015

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 11, 2015 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	Elect as directors the ten nominees named in the attached proxy statement, each to serve for a one-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending April 3, 2016;

3.	Approve, by an advisory vote, compensation of the Company’s named executive officers;

4.	Vote on a shareholder proposal, if properly presented at the meeting; and

5.	Conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 9, 2015 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,

/S/ RUTH A. BEYER
Ruth A. Beyer Secretary

Portland, Oregon

July 2, 2015

PRECISION CASTPARTS CORP.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2015 Annual Meeting of Shareholders, which will be held on Tuesday, August 11, 2015 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about July 2, 2015. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about July 2, 2015.

Shareholders of record at the close of business on June 9, 2015 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 9, 2015 consisted of 137,729,700 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) “for” the nominees listed in Proposal 1; (b) “for” Proposals 2 and 3; (c) “against” Proposal 4; and (d) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Ruth A. Beyer, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of eight directors. All directors serve one-year terms and all current directors are nominees for reelection except for Mr. Murphy, who will retire as a director at the conclusion of the 2015 annual meeting and was not nominated for reelection. In addition, Peter B. Delaney, James F. Palmer and Janet C. Wolfenbarger are nominees for election. If Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger are elected the size of the Board will increase to ten directors.

The following table provides the name, age, principal occupation and other directorships of each nominee, and the year in which he or she became a director of the Company. Except as otherwise noted, each has held his or her principal occupation for at least five years. The table also includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee or continuing director is qualified to serve on the Board.

We will treat “broker non-votes” as shares present but not voting. Each nominee for director will be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present. Under Oregon law, an incumbent director nominee who is not re-elected continues to serve on the Board of Directors until his or her successor is elected and qualified. Any such incumbent director nominee would be subject to the policy in PCC’s Corporate Governance Guidelines that requires a director nominee who is not re-elected to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since
Peter B. Delaney—61	—
Chairman of OGE Energy Corp. and its utility subsidiary, Oklahoma Gas and Electric Company, since September 2007 and interim President and Chief Executive Officer of Enable GP, LLC (the general partner of Enable Midstream Partners, LP), since May 2015. From September 2007 until May 2015, Mr. Delaney also was Chief Executive Officer of OGE Energy Corp. and from September 2007 to January 2011 and January 2012 to August 2014, Mr. Delaney was also President of OGE Energy Corp. During this time period, Mr. Delaney also served from time to time in similar capacities for Oklahoma Gas and Electric Company. In addition to serving as a director of OGE Energy Corp. and Oklahoma Gas and Electric Company, Mr. Delaney is a member of the Board of Directors of Enable GP, LLC and of the Federal Reserve Bank of Kansas City. Mr. Delaney is well qualified to serve as a member of the Board based on his service as chairman and chief executive officer of a NYSE-listed company and his strong financial and monetary experience.

Mark Donegan—58	2001
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan was a director of Rockwell Collins, Inc. within the past five years. Mr. Donegan’s in-depth knowledge of the Company’s operations and leadership experience with the Company make him well qualified to serve as Chairman of the Board.

Don R. Graber—71	1995
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. Mr. Graber’s background as a chief executive officer and chairman makes him well qualified to serve as a member of the Board and Chair of the Company’s Nominating & Corporate Governance Committee.

Gen. Lester L. Lyles (Ret.)—69	2008
Independent consultant since 2003. Prior to that time, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation and KBR, Inc. Mr. Lyles was a director of DPL Inc. within the past five years. Mr. Lyles’ technological and executive expertise from the U.S. Air Force and his current service on the boards of directors of other publicly-traded companies make him well qualified to serve as a member of the Board.

Vernon E. Oechsle—72	1996
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes. Prior to joining Quanex, Mr. Oechsle was an Executive Vice President with AlliedSignal, Inc., and his many years of CEO and other executive leadership experience in the manufacturing sector make Mr. Oechsle well qualified to serve as a member of the Board and Chair of the Company’s Compensation Committee.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since
James F. Palmer—65	—
From March 2007 until February 2015, Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, and a Corporate Vice President of Northrop Grumman until his retirement in July 2015. Prior to his employment with Northrop Grumman, Mr. Palmer served as the Senior Vice President and Chief Financial Officer of Visteon Corporation, in Senior Vice President roles at The Boeing Company and as a member of The Boeing Company Executive Council, and as the Senior Vice President and Chief Financial Officer of McDonnell Douglas Corporation. Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the Chief Financial Officer of multiple large publicly-traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well-qualified to serve as a member of the Board.

Ulrich Schmidt—65	2007
Retired; from August 2005 until October 2009, Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets. Mr. Schmidt is well qualified to serve as a member of the Board and Chair of the Company’s Audit Committee based on his extensive experience supervising the finance and accounting functions for publicly-traded companies in the aerospace industry.

Richard L. Wambold—63	2009
Retired; from November 1999 until February 2011, Chief Executive Officer of Pactiv Corporation, a producer of consumer and foodservice/food packaging products, and Chairman of Pactiv from March 2000 until November 2010. Mr. Wambold is also a director of Cooper Tire and Rubber Company and Sealed Air Corporation. Mr. Wambold is well qualified to serve as a member of the Board based on his leadership and corporate governance experience as chairman and chief executive officer of a publicly-traded manufacturing company.

Timothy A. Wicks—50	2010
Chief Executive Officer of OptumRx, one of the largest pharmacy benefits managers in the United States and an operating division of UnitedHealth Group Incorporated (“UHG”), a diversified health care company. From May 2013 to November 2014, Mr. Wicks was Executive Vice President of Industry and Network Relations of OptumRx. From May 2010 until May 2013, Mr. Wicks held several management positions with OptumInsight, also an operating division of UHG, most recently as Executive Vice President, Operations. From October 2008 to April 2010, Mr. Wicks served as an executive officer of YRC Worldwide, Inc., a transportation service provider, initially as Executive Vice President of Finance and Chief Financial Officer and subsequently as President and Chief Operating Officer. Mr. Wicks is also a former non-executive chairman of GenCorp Inc. Mr. Wicks’ senior management and non-executive chairman experience makes him well qualified to serve as a member of the Board.

Gen. Janet C. Wolfenbarger (Ret.)—56	—
Retired; from June 2012 until June 2015, Commander of the U.S. Air Force Materiel Command; from September 2011 until June 2012, Military Deputy for the Office of the Assistant Secretary of the Air Force for Acquisition; from December 2009 until September 2011, Vice Commander of the U.S. Air Force Materiel Command. During Ms. Wolfenbarger’s 35-year career with the U.S. Air Force, she became the first woman in the history of the Air Force to achieve the rank of General and held multiple leadership positions on the B-2, F-22 and C-17 programs. Ms. Wolfenbarger is well qualified to serve as a member of the Board based on her high-level experience in program, logistics and supply chain management and her executive and aerospace engineering leadership roles in the U.S. Air Force.

Board of Directors and Committee Meetings and Board Leadership Structure

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2015, the Board held 4 regular meetings and no special meetings. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, all continuing directors attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2015 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Donegan
Mr. Graber		X	X (Chair)
Mr. Lyles			X
Mr. Murphy		X
Mr. Oechsle	X	X (Chair)
Mr. Schmidt	X (Chair)
Mr. Wambold			X
Mr. Wicks	X
Fiscal 2015 Meetings	8	4	3

During fiscal 2015, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Donegan, the Chief Executive Officer of the Company, to serve as Chairman of the Board. The non-management directors believe that Mr. Donegan’s in-depth knowledge of each of the Company’s businesses and the competitive challenges each business faces makes him the best-qualified director to serve as Chairman.

A lead non-management director—currently, Mr. Wambold—presides over the regular executive sessions of the non-management directors and acts as chair at Board meetings when the Chairman is not present. The lead director for these sessions is elected on an annual basis by vote of the non-management directors. The lead non-management director develops the agenda of matters for the non-management directors to consider and follows up on any actions that result from the executive session. The lead director also is available to consult with shareholders when appropriate and may call meetings of the non-management directors.

Director Compensation

Compensation. For the Company’s first and second quarters of fiscal 2015, non-employee directors received the following fees (prorated for two quarters) to the extent applicable to the individual director: (i) an annual cash retainer of $80,000 for board service; (ii) an annual cash retainer of $17,000 for service on the audit committee and an annual cash retainer of $12,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. On November 12, 2014, the Board approved an increase in non-employee director compensation. The Board approved this increase after reviewing the report from Exequity, LLP that is described below. The revised compensation program was applied to the Company’s third and fourth quarters of fiscal 2015 (prorated for two quarters). Under the revised program, the annual cash retainer for board service was increased to $95,000, with the committee fees and committee chair fees remaining at their existing levels. All cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2014 Annual Meeting received a deferred stock unit award with a value of $140,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service. As part of the increase in non-employee director compensation, the value of the annual deferred stock unit awards will increase to $155,000 effective with the grant occurring after the 2015 Annual Meeting.

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2015.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Don R. Graber	121,500	140,000	261,500
Lester L. Lyles	99,500	140,000	239,500
Daniel J. Murphy	99,500	140,000	239,500
Vernon E. Oechsle	126,500	140,000	266,500
Ulrich Schmidt	119,500	140,000	259,500
Richard L. Wambold	99,500	140,000	239,500
Timothy A. Wicks	104,500	140,000	244,500

(1)	Represents the grant date fair value of deferred stock units granted in fiscal 2015 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Company’s common stock on the grant date. Immediately following the 2014 Annual Meeting on August 12, 2014, each non-employee director was awarded 601 deferred stock units with an aggregate grant date fair value of $140,000. As of March 29, 2015, non-employee directors held the following numbers of unvested deferred stock units: each of Messrs. Graber and Oechsle, 1,291 unvested deferred stock units; each of Messrs. Murphy and Schmidt, 1,289 unvested deferred stock units; Mr. Lyles, 1,288 unvested deferred stock units; and each of Messrs. Wambold and Wicks, 1,287 unvested deferred stock units.

Biennial Review. The Compensation Committee biennially reviews the competitiveness of the Company’s non-employee director compensation policies relative to pay practices of other publicly-traded companies. In fiscal 2015, the Compensation Committee received a report from Exequity that interpreted pay data from the 19 companies that constitute the Peer Group (as defined on page 12) and from the S&P 500 company group. The increase in non-employee director compensation described above established total compensation for the Company’s non-employee directors that is near the 75th percentile of both the S&P 500 company group and the Peer Group.

Equity Ownership Requirements. The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders, it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to five times their annual retainer within five years of joining the Board. All directors have met the current stock ownership guidelines in accordance with the implementation schedule.

Deferred Compensation Program. The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which in fiscal 2015 included a phantom stock fund and certain investment funds specified in the NDDC. In fiscal 2015, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his or her performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years or, with respect to the phantom stock fund performance option only, in shares of Company common stock.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “Investor Relations” and then “Corporate Governance.”

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (“NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that apply to all of its officers; and

•	PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board has reviewed the relationships between each of the directors and director nominees and PCC and its subsidiaries and has determined that Messrs. Delaney, Graber, Lyles, Murphy, Oechsle, Palmer, Schmidt, Wambold, and Wicks and Ms. Wolfenbarger are independent under the NYSE corporate governance listing standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the lead non-management director. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things, recommending the size of the Board within the boundaries imposed by the Company’s bylaws, recommending selection criteria for nominees for election or appointment to the Board, conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others, recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting, and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. The charter of the Nominating & Corporate Governance Committee reflects the Company’s commitment to a policy of Board inclusiveness, and specifies that it is a duty of the Committee to assist in promoting diversity on the Board by taking reasonable steps to ensure that new director nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Consistent with this policy, the Committee considers a candidate’s qualifications in light of the expertise and background of the existing directors with the goal of achieving a Board with diverse skills and professional or personal backgrounds. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others. Ms. Wolfenbarger was recommended as a director candidate by a non-management director of the Company, Mr. Delaney was recommended as a director candidate by a third-party executive search firm, and Mr. Palmer was recommended as a director candidate by an outside advisor to the Company.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2016 Annual Meeting of Shareholders should do so in writing between April 13, 2016 and May 13, 2016, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, or that the shareholder is required to provide to the Company pursuant to the Company’s bylaws; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the number of shares of common stock of the Company beneficially owned by the shareholder and (iii) any other information that the shareholder is required to provide to the Company pursuant to the Company’s bylaws.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company, reviewing with the independent registered public accounting firm the plan and scope of the audit, approving audit fees, monitoring the adequacy of reporting and internal controls, reviewing the performance, budget and adequacy of the Company’s internal audit function, and meeting periodically with the internal auditor and independent registered public accounting firm. Management has the primary responsibility for the Company’s financial statements and reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. Oechsle, Schmidt and Wicks are audit committee financial experts as defined by the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. Consistent with NYSE rules, all members of the Compensation Committee are independent. The Compensation Committee Report appears on page 18. Additional information on the Committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis beginning on page 11.

Compensation Committee Interlocks and Insider Participation

The directors who served on the Compensation Committee in fiscal 2015 are identified in the table on page 4. No member of the Compensation Committee during fiscal 2015 is a current or former officer or employee of the Company, or had a relationship that requires disclosure as a related party transaction or a Compensation Committee interlock.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor and report material risks. The full Board or a committee of the Board receives reports from the member of management with direct authority over the relevant matter. When a committee of the Board receives these reports, the committee chair reports to the full Board on the substance of the matter and the committee’s analysis of management’s report. The Audit Committee regularly reviews treasury risks, financial and accounting matters, legal and compliance risks, information technology risks, tax and environmental risks, and other risk management functions. The Nominating & Corporate Governance Committee annually reviews enterprise-wide risk management. The Compensation Committee annually considers risks arising from the Company’s employee compensation policies and practices. The Board’s role in the risk oversight of the Company has no effect on the Board’s leadership structure.

Report of the Audit Committee

The Audit Committee reports as follows with respect to fiscal 2015:

Financial Reporting

•	The Audit Committee reviewed the Company’s quarterly earnings press releases, audited financial statements, and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal 2015, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments.

•	The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting transactions occurring within the quarter, and reports received through the Company’s anonymous reporting program.

•	The Audit Committee reviewed the Company’s information technology risk assessment and risk management processes. This oversight included quarterly monitoring of major information technology projects and review of the information technology environments at recently-acquired businesses and selected factory locations. The Audit Committee also focused on the Company’s disaster recovery preparedness and IT security procedures.

Internal Audit and Audit Firm Functions

•	The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	Prior to every regular Board meeting, the Chair of the Audit Committee also met separately, without management present, with the independent registered public accounting firm.

•	The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan, the internal control status at newly acquired locations, and the activities of the internal audit function in conducting readiness assessments for information technology systems implementations and testing of the Company’s Sarbanes-Oxley compliance procedures.

•	The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

Audit Firm Independence

•	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

•	Deloitte & Touche LLP has been retained as the Company’s independent registered public accounting firm continuously since the Company’s fiscal year 2007.

•	In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s new lead engagement partner.

•	The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

Conclusion

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2015.

•	The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for fiscal 2016, subject to shareholder ratification.

Ulrich Schmidt, Chairman

Vernon E. Oechsle

Timothy A. Wicks

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of June 1, 2015 by the Chief Executive Officer, by the Chief Financial Officer, by each of the other three most highly compensated executive officers, by each director and director nominee, and by the directors, director nominees and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, director nominee and executive officer is less than 1% of the outstanding shares.

BENEFICIAL OWNERSHIP TABLE	ADDITIONAL EQUITY HOLDINGS

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total	Phantom Stock Units under Executive Deferred Compensation Plan(3)
Ruth A. Beyer	6,094		17,500	23,594	1,710
Peter B. Delaney	—	(4)	—	—
Mark Donegan	226,258		518,498	744,756
Don R. Graber	18,829		—	18,829
Steven G. Hackett	14,048		11,250	25,298	11,265
Shawn R. Hagel	20,122		121,250	141,372	12,767
Lester L. Lyles	5,141		—	5,141
Andrew V. Masterman	223		37,500	37,723	1,875
Daniel J. Murphy	7,284		—	7,284
Vernon E. Oechsle	20,571		—	20,571
James F. Palmer	1,500	(4)	—	—
Ulrich Schmidt	5,934		—	5,934
Richard L. Wambold	5,811		—	5,811
Timothy A. Wicks	2,592		—	2,592
Janet C. Wolfenbarger	—	(4)	—	—
All directors, director nominees, and executive officers as a group (17 persons)	383,900		921,498	1,305,398

(1)	Includes the following number of vested deferred stock units: each of Messrs. Graber and Oechsle, 9,771; each of Messrs. Murphy and Schmidt, 5,934; Mr. Lyles, 5,141; and each of Messrs. Wambold and Wicks, 2,592.
(2)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Graber, 7,050; Mr. Murphy, 1,350; and Mr. Wambold, 2,219.
(3)	Phantom stock units held by executive officers are not included in the Beneficial Ownership Table under SEC rules because the underlying shares are not issuable until at least six months after termination of employment.
(4)	Mr. Delaney, Mr. Palmer and Ms. Wolfenbarger are first-time nominees for election.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the named executive officers listed in the Summary Compensation Table on page 19 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Company’s executive compensation program is designed to:

•	Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”); and

•	Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”).

Focus on Performance Objective

The Company’s compensation program for executive officers reflects the belief that executive compensation must, to a significant extent, depend on achieving Company or operating unit performance objectives that are intended to enhance shareholder value and otherwise align an executive officer’s interests with those of the Company’s shareholders. Accordingly:

•	Annual performance-based cash bonuses reflect performance criteria that match the annual business plan metrics of the portion of the Company’s operations for which an NEO is responsible;

•	Long-term incentive compensation consists entirely of stock options and therefore only has realizable value for executive officers if the price of the Company’s stock increases after the options are granted;

•	The Company’s stock ownership guidelines require that executive officers be significantly invested in the Company’s long-term performance. For example, the required ownership level for Mr. Donegan is 100,000 shares of the Company’s common stock. Mr. Donegan’s actual ownership level is approximately 226,000 shares, which based on the closing price of the Company’s common stock on the last trading day of fiscal 2015 is equal to roughly 27 times Mr. Donegan’s annual base salary;

•	All executive officers must comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of his or her stock ownership requirement;

•	Executive officers do not have employment agreements; and

•	There are no severance programs other than in the event of an involuntary termination or “good cause” resignation following a change in control, and change of control severance agreements contain no excise tax gross-up provisions.

Elements of Executive Compensation Program

In order to achieve the Performance Objective and the Retention Objective, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock. The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent. Please see the sections below for more information about the Company’s implementation of the Performance and Retention Objectives.

Compensation Consultant and Role of Chief Executive Officer

The Committee directly retains the services of a consulting firm. The Committee has retained Exequity, LLP in this capacity since 2010. In fiscal 2015, Exequity assisted the Committee in selecting the companies that constitute the Peer Group, provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis, and provided the report that is described in the “Director Compensation” section on page 5. Exequity also provided analysis to the Committee in fiscal 2015 relevant to the Committee’s consideration of certain aspects of the Company’s executive compensation program. The Committee has assessed Exequity’s independence under the standards specified in SEC and NYSE rules, and the Committee has determined that Exequity is independent in providing the Committee with compensation consulting services and that Exequity’s work for the Committee during fiscal 2015 did not raise any conflicts of interest.

The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended a portion of each Committee meeting in fiscal 2015.

Consideration of Say-on-Pay Vote Results

The advisory vote regarding compensation of the Company’s named executive officers submitted to shareholders at the 2014 Annual Meeting was approved by over 97% of the votes cast. The Committee considered this favorable vote of the shareholders to be a strong endorsement of the Company’s compensation program for executive officers and therefore has neither made, nor intends to make, any changes to the Company’s executive compensation program in response to that vote.

Comparator Groups of Companies and Alignment of Compensation to Benchmarks

The Committee utilizes compensation data from selected groups of publicly-traded companies to assist in the Committee’s decisions on base salaries and long-term incentive compensation for the Company’s executive officers. For fiscal 2015, the Committee reviewed compensation information from (i) a peer group of U.S.-based complex manufacturing companies (with a focus on aerospace and defense firms with highly technical manufacturing processes and diverse product offerings) with annual revenues between approximately $4 billion and $24 billion and with median annual revenues of approximately $12.8 billion as of the Company’s benchmark review date (the “Peer Group”), as a reference in compensation decisions regarding the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and Mr. Hackett (with Mr. Hackett being compared to the 2nd highest-paid position among the Peer Group, which represents the benchmark role that the Committee believes approximated the value of Mr. Hackett’s services), and (ii) general industry companies with annual revenues between $5 billion and $20 billion and with median annual revenues of $9.0 billion (the “General Industry Group”), as a reference in compensation decisions regarding the other NEOs because the Peer Group data lacked consistent comparability for their roles. The Company’s fiscal 2015 revenue was approximately $10.0 billion. The Peer Group consisted of the 19 companies listed in Exhibit A to this Proxy Statement. The General Industry Group consisted of the 119 general industry companies listed in Exhibit B to this Proxy Statement.

The alignment of NEO compensation to the Peer Group and General Industry Group benchmarks is discussed below under “Base Salaries” and “Stock Options.”

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Chief Executive Officer Compensation Overview. Compensation decisions by the Committee in fiscal 2015 positioned Mr. Donegan’s total compensation (base salary plus target cash bonus plus Black-Scholes value of options granted) slightly below the 50th percentile of the Peer Group data for his position. Mr. Donegan’s base salary is at the high end of the Peer Group data, in large part because of his many years of strong performance in the CEO role, and his target bonus, while near the 50th percentile as a percentage of salary, is also at the high end of the Peer Group data in dollars due to the high end salary his target bonus percentage is applied to. The higher levels of salary and target bonus were offset in fiscal 2015 by a low level of option grant value relative to the Peer Group data, resulting in slightly below 50th percentile total compensation. Mr. Donegan owns approximately 226,000 shares of Company common stock valued at about 27 times his base salary and holds options for about 850,000 shares. Based on this level of ownership that is due in part to the Committee’s prior emphasis on equity awards, the Committee believes that Mr. Donegan has more than adequate equity incentives and that weighting his compensation for fiscal 2015 more towards salary and cash bonus was appropriate.

Base Salaries. The Committee sets for each NEO a base salary that is targeted to be between the 50th and 75th percentiles of the base salary established for similarly situated executive officers of the Peer Group, in the case of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and Mr. Hackett, or of the General Industry Group, in the case of the other NEOs. The Committee establishes base salaries for executive officers each February that are effective as of January 1 of that year.

The Committee identifies the 50th and 75th percentiles of base salary for each executive officer based upon an annual report provided by a consultant retained by the Committee, with prior year salary data trended forward at a 3% rate in fiscal 2015. The most recent report was provided by Exequity and interpreted survey data from the Peer Group and the General Industry Group. For each Company executive officer who is an operating unit President at the time base salaries are established, including Mr. Masterman, the market survey data was regressed based on projected external and intercompany sales to adjust for the size of the applicable Company operating unit. Given the breadth of Mr. Hackett’s responsibilities, his base salary was compared to the market data for the 2nd highest-paid position among the Peer Group.

The Committee established, based on Mr. Donegan’s recommendation, base salaries for calendar 2015 for Messrs. Hackett and Masterman that were between the 50th and 75th percentiles, and for Ms. Hagel and Ms. Beyer that were slightly above the 75th percentile, of the General Industry Group or the Peer Group, as applicable. The base salaries for Ms. Hagel and Ms. Beyer were set at a higher percentile level for their positions in order to maintain approximate internal pay parity with the other most highly-paid Executive Vice President or Senior Vice President of the Company, as applicable. The base salaries for Ms. Hagel, Mr. Hackett and Ms. Beyer were all increased by about 5%, while Mr. Masterman’s base salary was increased by 19% in recognition of his expanded responsibilities and his proven performance after three years with the Company.

The Committee set the calendar 2015 base salary for the Chief Executive Officer following the Committee’s review of the compensation information from the Peer Group. The Committee noted that Mr. Donegan’s existing base salary was at the high end of the Peer Group, due largely to Mr. Donegan’s many years of strong performance in the CEO role. The Committee also noted that his base salary had not been increased since February 2012. Taking into consideration these factors and the Committee’s high regard for the continuing effectiveness of Mr. Donegan’s leadership, the Committee increased Mr. Donegan’s base salary for 2015 by approximately 14%.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of base salary are pre-determined based on NEOs’ positions with the Company. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and the maximum bonus payout is 250% of an individual’s target bonus. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of acquisitions not included in the fiscal year budget, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). Additional information regarding the 2015 bonus plans applicable to the NEOs is presented below.

The Company’s bonus programs also allow the Chief Executive Officer to recommend (other than in regard to himself), and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on qualitative considerations that emerge during the fiscal year. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. For fiscal 2015, NEOs were awarded the following discretionary bonuses: Ms. Hagel, $85,000; Mr. Hackett, $85,000; Mr. Masterman, $40,000; and Ms. Beyer, $55,000. In awarding these discretionary bonuses to Ms. Hagel, Mr. Hackett and Ms. Beyer, the Committee considered their leadership in addressing the challenges faced by the Company during the latter part of fiscal 2015, including in its oil & gas and pipe markets. In awarding this discretionary bonus to Mr. Masterman, the Committee considered the expansion in his operational role in which Mr. Masterman added responsibility for Wyman-Gordon operations.

Mark Donegan, Shawn Hagel, Steve Hackett and Ruth Beyer. The performance criteria from the Corporate bonus plan are applicable to Mr. Donegan (Chief Executive Officer), Ms. Hagel (Chief Financial Officer), Mr. Hackett (Executive Vice President) and Ms. Beyer (General Counsel). The target bonus payouts for fiscal 2015 as a percentage of fiscal year-end salary were 145% for Mr. Donegan, 100% for each of Ms. Hagel and Mr. Hackett, and 80% for Ms. Beyer. Mr. Donegan’s target bonus was increased from 130% of fiscal year-end salary in fiscal 2014 to 145% of fiscal year-end salary for fiscal 2015 in order to position his target bonus percentage near the 50th percentile of target bonus percentages for CEOs in the Peer Group. Mr. Hackett’s target bonus percentage was increased from 90% to 100% for fiscal 2015 to position his target bonus percentage at the 75th percentile for his position. The threshold bonus payout for each of Mr. Donegan, Ms. Hagel, Mr. Hackett and Ms. Beyer, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout		Performance for 100% Target Bonus Payout		Above or Below Targeted Performance
Adjusted Earnings per Share*	75%	$10.86	*	$13.58	*	95% of targeted performance results in 90% bonus payout and 105% of targeted performance results in 110% bonus payout; each additional percentage point below 95% or over 105% of target results in a 4 percentage point decrease or increase in bonus payout, subject to the maximum bonus payout of 250% of an individual’s target bonus
Return on Net Assets**	25%	47.1%		58.9%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate interest expense, non-controlling interest, LIFO expense/benefit and amortization of intangibles, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments and excluding changes in pension assets and liabilities that are reflected in other comprehensive income or loss.

In fiscal 2015, the Company achieved adjusted earnings per share of $12.19 and a return on net assets of 52.7%, in each case as calculated under the bonus plan. This performance resulted in Mr. Donegan, Ms. Hagel, Mr. Hackett and Ms. Beyer receiving bonuses for fiscal 2015 equal to approximately 68.6% of their target bonuses.

Andrew Masterman. Mr. Masterman was responsible for the Company’s Airframe Products segment during fiscal 2015. Mr. Masterman’s target bonus was 90% of fiscal year-end salary. The threshold bonus payout for Mr. Masterman, which was payable upon achievement of 80% of targeted performance, was 60% of the target bonus payout. Mr. Masterman’s bonus was based on the achievement of the Airframe Products segment with respect to two performance criteria, as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Above or Below Targeted Performance
Adjusted Operating Income*	70%	$858.2 million	$1,072.8 million	2 percentage point decrease or increase in bonus payout for each incremental percentage point of actual performance below or above targeted performance, subject to the maximum bonus payout of 250% of an individual’s target bonus
Operating Working Capital Percentage**	30%	25.7%	21.4%

*	Operating income after application of the Standard Adjustments and excluding bonus expense.
**	Operating working capital percentage equals (i) accounts receivable plus FIFO/average cost inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters, in each case after application of the Standard Adjustments.

In fiscal 2015, the Airframe Products segment achieved adjusted operating income of $943.2 million and an operating working capital percentage of 24.7%, in each case as calculated under the bonus plan. This performance resulted in Mr. Masterman earning a bonus for fiscal 2015 equal to 73.8% of his target bonus prior to application of the HCP Program as discussed below.

Mr. Masterman was also subject to the Company’s Incentive Compensation Program (the “HCP Program”) for Human Capital Planning Performance (“HCP”). The purpose of the HCP Program is to reward the development, addition, retention and sharing of high potential employees among the Company’s manufacturing plants. The HCP Program functioned in fiscal 2015 by adding up to 10 percentage points to or subtracting up to 10 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plans. In fiscal 2015, the most significant criteria included in the HCP Program formulaic scorecard were the number of high potential employees transferred from one plant to another to support talent development throughout PCC, the percentage retention rate of high potential employees, the number of strategic positions filled with high potential employees and supported with an identified and qualified successor, and talent development and co-op program participation rates. In fiscal 2015, the percentage of target bonus earned by Mr. Masterman was decreased by 1.1 percentage points based on HCP Performance.

In total, the performance of the Airframe Products segment in fiscal 2015 under the measures described above resulted in Mr. Masterman receiving a bonus for fiscal 2015 equal to 72.7% of his target bonus.

Stock Options. The Committee has selected stock options as the Company’s form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 26. The exercise price of all stock options granted to executive officers is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are typically made only once per year on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer other than himself in November 2014. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value of long-term incentive awards) reported by Exequity as the 50th and 75th percentiles for similarly situated executive officers in the Peer Group or the General Industry Group, as applicable. This comparison established the Black-Scholes value of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Peer Group or the General Industry Group) the Chief Executive Officer and the Committee deemed appropriate based on a determination of whether the officer was meeting the performance expectations for that officer. Based on a Black-Scholes value of $48.11, the options granted to Mr. Donegan positioned his total compensation slightly below the 50th percentile for his position, the options granted to Ms. Hagel positioned her total compensation at the high end of the Peer Group data for her position, the options granted to Mr. Hackett positioned his total compensation between the 50th and 75th percentiles for his comparator position, and the options granted to Mr. Masterman and Ms. Beyer positioned their total compensation approximately 25% above the total compensation amounts that correspond to the 75th percentile for their positions. As discussed above under “Chief Executive Officer Compensation Overview,” Mr. Donegan’s compensation for fiscal 2015 was weighted more heavily towards cash-based salary and bonus, and so his total compensation was positioned slightly below the low end of the Committee’s target range to reflect the lower risk in his compensation mix. The above-target option grants to Ms. Hagel, Mr. Masterman and Ms. Beyer were intended to provide a heightened multi-year retention incentive for these key executive officers.

Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 15,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule.

Requirements for Retaining Stock Acquired Upon Exercise of Options. The Company requires that all executive officers comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of the stock ownership requirement for such officer.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification (including quality, safety and legal certifications), knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering a majority of Company employees, including most of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. In February 2015, in connection with consideration by the Committee of possible future changes to the Company’s supplemental executive retirement plan (the “SERP”), Ms. Hagel was granted an additional 1.75 years of vesting service credit under the SERP as necessary to vest her SERP benefit and help simplify the Committee’s consideration of the potential SERP changes. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 23.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which substantially all U.S.-based employees, including all of the Company’s executive officers, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching contributions or other contributions (including supplemental profit sharing contributions for certain employees, including Ms. Beyer, who are not eligible under qualified pension plans) for a substantial majority of participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In fiscal 2015, deferred amounts could be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account. Please see the Nonqualified Deferred Compensation section beginning on page 25 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2015, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2015 are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 26. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2015 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2015 other than the portion of Mr. Donegan’s base salary and perquisites that is in excess of $1 million.

Compensation and Risk

The Compensation Committee has considered risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s belief that the Company has selected pay elements and performance metrics that have strong correlation with shareholder value. The Company’s stock option awards, which make up all of the Company’s long-term incentive compensation, only have realizable value if the price of the Company’s stock increases after the options are granted. In addition, the Company’s annual performance-based cash bonuses relate to broad-based performance criteria that are reliable indicators of Company- or operating unit-wide performance. These performance criteria do not reward narrow achievements that may involve inappropriate utilization of resources or priorities.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2015 and the Company’s proxy statement for the 2015 Annual Meeting.

Vernon E. Oechsle, Chairman

Don R. Graber

Daniel J. Murphy

Summary Compensation Table

The following table shows fiscal 2015 compensation earned by the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers of the Company on March 29, 2015 (the “NEOs”).

Fiscal 2013 compensation is presented for executives who were NEOs in that year (Mr. Donegan and Ms. Hagel). In accordance with SEC rules, fiscal 2013 compensation is not presented for Messrs. Hackett and Masterman and Ms. Beyer because they were not NEOs in that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2015	1,585,000	—	6,235,320	1,740,725	5,985,473	265,855	15,812,373
Chairman and Chief Executive Officer	2014	1,530,000	200,000	5,662,150	2,066,571	0	241,155	9,699,876
	2013	1,530,000	455,787	4,152,100	1,537,803	3,330,182	347,013	11,352,885

Shawn R. Hagel	2015	687,500	85,000	4,810,790	487,060	2,232,095	37,158	8,339,603
Executive Vice President and Chief Financial Officer	2014	665,000	—	2,535,543	706,520	487,664	34,496	4,429,223
	2013	622,500	154,044	2,216,304	519,156	967,146	23,203	4,502,353

Steven G. Hackett	2015	708,750	85,000	2,405,395	504,210	3,379,868	28,035	7,111,258
Executive Vice President	2014	625,692	37,995	2,654,951	1,131,480	45,642	27,434	4,523,194

Andrew V. Masterman	2015	592,500	40,000	3,608,093	441,653	126,543	33,121	4,841,910
Executive Vice President and President–Wyman-Gordon	2014	488,991	27,967	2,359,956	416,462	17,379	37,664	3,348,419

Ruth A. Beyer	2015	569,000	55,000	1,924,316	323,792	94,027	35,694	3,001,829
Senior Vice President, General Counsel and Secretary	2014	541,750	—	2,297,708	467,135	0	25,701	3,332,294

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that discretionary bonuses for fiscal 2015 are reported in the Bonus column. See “Compensation Discussion and Analysis.”
(2)	Amounts for fiscal 2015 represent the grant date fair value of options granted in the fiscal year based on a value of $41.57 per share in the case of options granted to Mr. Donegan, and a value of $48.11 per share in the case of options granted to the other NEOs, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term is 3.3 years for Mr. Donegan’s options and 4.2 years for the options granted to the other NEOs. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 29, 2015.
(3)

Represents changes in the actuarial present value of accumulated benefits under defined benefit pension plans. These amounts are not current compensation and represent the present value of an estimated stream of payments to be made following retirement. The methodology used to report the change in pension value under applicable accounting rules is sensitive to assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of actuarial calculations that are outside of the control of the Company. In fiscal 2015, the reduction in the discount rate used for pension plan purposes from 4.70% to 4.05% and the increased life expectancy reflected in updated actuarial tables was responsible for approximately $4,300,000 of the change in pension value for Mr. Donegan. In contrast, in fiscal 2014 when the discount rate used for pension plan purposes increased from 4.25% to 4.70%, the actual change in pension value for Mr. Donegan was a decrease of $543,458, but applicable disclosure rules did not permit inclusion of a negative amount in the above table.
(4)	For Mr. Donegan, amounts in fiscal 2015 include (a) the cost of Company-paid disability and term life insurance premiums, (b) the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, (d) $35,552 for payment or reimbursement of automobile lease and operating expenses, and (e) $200,487 for unreimbursed incremental cost of personal use of Company aircraft. Incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per flight hour, which covers fuel and a reserve for ongoing maintenance and repairs, plus direct out of pocket expenses such as crew costs for overnight lodging and meals, any customs and foreign permit fees, the cost of in-flight meals, and landing, parking and hangar storage expenses. Mr. Donegan pays taxes on his personal use of Company aircraft based on IRS guidelines. For Ms. Hagel, amounts in fiscal 2015 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) reimbursement of club dues, and (e) payment or reimbursement of automobile lease and operating expenses. For Mr. Hackett, amounts in fiscal 2015 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Masterman, amounts in fiscal 2015 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) reimbursement of club dues, and (d) payment or reimbursement of automobile lease and operating expenses. For Ms. Beyer, amounts in fiscal 2015 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions and supplemental profit sharing contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2015

The following table contains information concerning the fiscal 2015 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$761,250	$2,537,500	$6,343,750
Option	11/12/14				150,000	$226.05	$6,235,320

Shawn R. Hagel
Non-equity incentive		$213,000	$710,000	$1,775,000
Option	11/12/14				100,000	$226.05	$4,810,790

Steven G. Hackett
Non-equity incentive		$220,500	$735,000	$1,837,500
Option	11/12/14				50,000	$226.05	$2,405,395

Andrew V. Masterman
Non-equity incentive		$364,500	$607,500	$1,518,750
Option	11/12/14				75,000	$226.05	$3,608,093

Ruth A. Beyer
Non-equity incentive		$141,600	$472,000	$1,180,000
Option	11/12/14				40,000	$226.05	$1,924,316

(1)	Represents bonus awards for fiscal 2015 and estimated threshold, target and maximum bonus payouts. The actual amount earned by each NEO for fiscal 2015 is set forth in the Summary Compensation Table. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2015 based on a value of $41.57 per share in the case of options granted to Mr. Donegan and a value of $48.11 per share in the case of options granted to the other NEOs, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term is 3.3 years for Mr. Donegan’s options and 4.2 years for the options granted to the other NEOs. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 29, 2015.

Outstanding Equity Awards at March 29, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	150,000	—		$140.74	11/14/2017
	49,748	—		$101.41	11/11/2019
	150,000	—		$137.56	11/10/2020
	75,000	25,000	(1)	$161.62	11/16/2021
	62,500	62,500	(2)	$173.30	11/14/2022
	31,250	93,750	(3)	$248.20	11/13/2023
	—	150,000	(4)	$226.05	11/12/2024
Shawn R. Hagel	20,000	—		$140.74	11/14/2017
	40,000	—		$137.56	11/10/2020
	30,000	10,000	(1)	$161.62	11/16/2021
	20,000	20,000	(2)	$173.30	11/14/2022
	11,250	33,750	(3)	$248.20	11/13/2023
	—	100,000	(4)	$226.05	11/12/2024
Steven G. Hackett	—	5,000	(1)	$161.62	11/16/2021
	—	20,000	(2)	$173.30	11/14/2022
	11,250	33,750	(3)	$248.20	11/13/2023
	—	50,000	(4)	$226.05	11/12/2024
Andrew V. Masterman	5,000	5,000	(5)	$171.26	04/23/2022
	20,000	20,000	(2)	$173.30	11/14/2022
	10,000	30,000	(3)	$248.20	11/13/2023
	—	75,000	(4)	$226.05	11/12/2024
Ruth A. Beyer	6,250	18,750	(6)	$186.77	04/01/2023
	5,000	15,000	(3)	$248.20	11/13/2023
	—	40,000	(4)	$226.05	11/12/2024

(1)	Vest 100% on November 16, 2015.
(2)	Vest 50% on November 14, 2015 and 50% on November 14, 2016.
(3)	Vest one-third on November 13, 2015, one-third on November 13, 2016 and one-third on November 13, 2017.
(4)	Vest 25% on November 12, 2015, 25% on November 12, 2016, 25% on November 12, 2017 and 25% on November 12, 2018.
(5)	Vest 50% on April 23, 2015 and 50% on April 23, 2016.
(6)	Vest one-third on April 1, 2015, one-third on April 1, 2016, and one-third on April 1, 2017.

Option Exercises in Fiscal 2015

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	89,752	$13,756,741
Shawn R. Hagel	—	$—
Steven G. Hackett	37,500	$2,548,636
Andrew V. Masterman	—	$—
Ruth A. Beyer	—	$—

Pension Benefits as of March 29, 2015

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which Messrs. Donegan, Hackett and Masterman and Ms. Hagel participate. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”). Ms. Beyer does not participate in a Company qualified pension plan. All of the NEOs participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”).

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of March 29, 2015:

Name	Age	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Mark Donegan	58	SERP PCC RP WG RP	29.6667 28.0000 1.6667	$26,305,793 1,208,297 66,109
Shawn R. Hagel	49	SERP PCC RP	19.3333 19.3333	5,078,257 576,515
Steven G. Hackett	57	SERP PCC RP	24.0833 20.2496	8,793,836 824,739
Andrew V. Masterman	46	SERP PCC RP	3.0000 2.9583	87,668 75,136
Ruth A. Beyer	59	SERP	2.0000	94,027

(1)	These figures reflect an additional three years and five months of service credit under the SERP for Mr. Hackett. This was granted to Mr. Hackett in February 2007 and gives him credit for a break in his employment with the Company in the mid-1990s, resulting in uninterrupted service credit under the SERP from his original hire date in March 1991. The present value of Mr. Hackett’s accumulated benefit under the SERP as of March 29, 2015 is higher by $284,145 than it would have been without this additional service credit. These figures do not include an additional 1.75 years of service credit under the SERP granted to Ms. Hagel in February 2015 solely for purposes of vesting of benefits; accordingly, this additional service credit has no impact on the present value of her accumulated SERP benefits.
(2)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of March 29, 2015 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RP and age 65 under all other plans). The actuarial present values were calculated using a discount rate of 4.05% and the RP2014 White Collar Healthy Annuitant Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended March 29, 2015.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. Employees hired by participating entities after June 30, 2012, including Ms. Beyer, are not eligible to participate in the PCC RP or the WG RP and instead are eligible to receive supplemental profit sharing contributions under the applicable 401(k) Plan. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, as of March 29, 2015, the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $265,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. As of March 29, 2015, Mr. Donegan was eligible for early retirement benefits under the PCC RP and the WG RP, and Mr. Hackett was eligible for early retirement benefits under the PCC RP. If they had retired on March 29, 2015 and elected to immediately start benefits at that time, the present value of accumulated benefits for each of them under the Pension Plans as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan—each of PCC RP and WG RP, $0; and Mr. Hackett—PCC RP, $0.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Program

The Company maintains the SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the NEOs, as well as certain other executive officers and key employees designated by the Compensation Committee, are eligible to participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company or other detrimental conduct during the three years following termination of employment.

To calculate normal retirement benefits under the SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution and any supplemental profit sharing contributions available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP. At the time Ms. Beyer was hired, the Company agreed to modify the SERP for her to provide that she will be vested and eligible for retirement benefits under the SERP after two years of service with the Company and that her normal SERP retirement benefit will not be reduced for retirement prior to age 65.

Mr. Donegan, Ms. Hagel, Mr. Hackett and Ms. Beyer are currently eligible for early retirement benefits under the SERP. If they had retired on March 29, 2015, the present value of accumulated benefits for each of them under the SERP as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $4,054,982; Ms. Hagel, $1,263,580; Mr. Hackett, $1,640,091; and Ms. Beyer, $36,682.

The normal or early retirement benefit under the SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit.

Disability Benefits under Pension Plan

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs had terminated employment on March 29, 2015 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the PCC RP calculated using the RP-2014 Disabled Annuitant Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Ms. Hagel, $408,119; Mr. Hackett, $48,504; and Mr. Masterman, $345,389.

Nonqualified Deferred Compensation in Fiscal 2015

Name	Executive Contributions in Fiscal 2015 ($)(1)	Aggregate Earnings in Fiscal 2015 ($)	Aggregate Balance at March 29, 2015 ($)(2)
Mark Donegan	$—	$—	$—
Shawn R. Hagel	—	(450,337)	2,758,306
Steven G. Hackett	—	(396,622)	3,841,000
Andrew V. Masterman	277,784	(17,279)	325,874
Ruth A. Beyer	105,499	(30,835)	181,718

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2015), the Bonus column (for 2014) or the Non-Equity Incentive Plan Compensation column (for 2014).
(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Ms. Hagel, $580,149; Mr. Hackett, $1,166,507; Mr. Masterman, $324,329; and Ms. Beyer, $181,718.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which in fiscal 2015 included a Company phantom stock fund (annual loss of 14.3% in fiscal 2015) and 5 investment funds similar to the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2015 ranging from a 12.9% loss to an 18.4% gain). In fiscal 2015, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will generally be distributed to participants in a lump sum if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will generally be distributed to participants in a lump sum upon a change in control whether or not employment terminates, except that in each case distribution of amounts credited to the phantom stock fund prior to 2009 will not be accelerated due to a change in control.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. The change of control severance agreements contain no excise tax gross-up provisions.

The following table shows the estimated change in control severance benefits that would have been payable to the NEOs if a change in control had occurred on March 29, 2015 and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	Shawn R. Hagel	Steven G. Hackett	Andrew V. Masterman	Ruth A. Beyer
Cash Severance Benefits(1)	$12,862,500	$4,260,000	$4,507,217	$3,847,500	$3,186,000
Insurance Continuation(2)	43,660	40,708	33,865	40,042	23,365
Acceleration of Stock Options(3)	3,694,000	1,283,200	1,030,400	982,282	476,438
Acceleration of SERP Vesting(4)	—	—	—	76,751	—
Lump Sum Payout of Additional Pension and SERP Benefits(5)	2,372,596	426,809	1,187,830	655,847	1,090,727
Financial and tax return preparation services(6)	20,000	20,000	20,000	20,000	20,000
Total	$18,992,756	$6,030,717	$6,779,312	$5,622,422	$4,796,530

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. If any payments to an NEO in connection with a change of control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the NEO to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the NEO will be paid such reduced benefits. No Cash Severance Benefits amounts in the table above have been reduced in accordance with this provision. Cash severance benefits are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations of the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of March 29, 2015.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of March 29, 2015 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $212.18, which was the closing price of the Company’s common stock on the last trading day of fiscal 2015.
(4)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Mr. Masterman was not vested in the SERP as of March 29, 2015, and the amount in the table above represents the lump sum payment he would have received under the terms of the SERP if a change in control had occurred on that date.
(5)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if the NEO had been credited with three additional years of service and compensation under the SERP and any pension plan in which he or she participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on March 29, 2015.
(6)	Financial and tax return preparation services. The Company’s arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control the Company will pay for financial and tax return preparation services for each NEO pertaining to the calendar year in which the change in control occurred. The amounts in the table above represent the approximate rate that the Company would have paid for such services in March 2015.

If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses, but only to the extent incurred, if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. The Company has no reliable estimate of the reimbursable expenses that might be incurred if this provision were to apply.

In the change of control severance agreements, “change in control” is generally defined to include: the acquisition by any person of 20% or more of the Company’s outstanding common stock; the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors; and shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation. Under the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

Other Benefits Triggered on Certain Employment Terminations

Stock options in the event of retirement

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates when the NEO is eligible for early retirement (age 55 or older with at least 10 years of service) the period for exercising options following termination of employment is extended from 6 months to 12 months, but not beyond each option’s original 10-year term. No accelerated vesting of unexercisable options is provided on early retirement. Messrs. Donegan and Hackett are currently eligible for early retirement. The increase in value of outstanding exercisable options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of March 29, 2015 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $1,066,448; and Mr. Hackett, $57,717.

The stock option agreements also provide that if an NEO’s employment terminates when the NEO is eligible for normal retirement (age 65 or older), all outstanding unexercisable options will become exercisable in full and, instead of terminating in 12 months, all outstanding options will remain exercisable for five years following retirement, but not beyond each option’s original 10-year term. Each of the following NEOs holds options that could be outstanding at his or her 65th birthday but which based on the expected terms are not anticipated to be outstanding at that time: Mr. Donegan, 500,000 shares in 2021; Mr. Hackett, 115,000 shares in 2022; and Ms. Beyer, 85,000 shares in 2020.

Stock options in the event of death or disability

The stock option agreements covering options held by the NEOs provide that upon the death or disability of an NEO, all unexercisable options become fully exercisable and the period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. The aggregate value as of March 29, 2015 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread (if any) between the exercise price of each option and a stock price of $212.18, which was the closing price of the Company’s common stock on the last trading day of fiscal 2015, is as set forth in the “Acceleration of Stock Options” row of the “Benefits Potentially Payable Upon a Change in Control” table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of March 29, 2015 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $2,812,912; Ms. Hagel, $1,215,885; Mr. Hackett, $665,562; Mr. Masterman, $874,185; and Ms. Beyer, $485,156.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at March 29, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,360,281		$182.44	6,941,656	(1)
Equity compensation plans not approved by security holders	107,191	(2)	N/A	N/A
Total	5,467,472		$182.44	6,941,656

(1)	5,742,698 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued to executive officers or other employees under the 2001 Plan. The 2001 Plan is also used for the annual deferred stock unit awards to non-employee directors. 1,198,958 shares of common stock remain available for issuance under the Company’s 2008 Employee Stock Purchase Plan.
(2)	Equity compensation plans not approved by shareholders that are included in the table are the Executive Deferred Compensation Plan and the Non-Employee Director Deferred Compensation Plan, which allow for voluntary deferral of certain cash compensation. Investment options under these plans include a Company phantom stock account, which is settled in shares of Company common stock when payments are made to participants. The amount in the table represents the aggregate number of shares of Company common stock credited to phantom stock accounts under these plans. Additional information regarding these plans is provided under Director Compensation on page 5 and Nonqualified Deferred Compensation on page 25.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 2

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending April 3, 2016.

The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the Company’s independent registered public accounting firm and the annual review of the firm’s independence. The Audit Committee and its Chair are also directly involved in the selection of the audit firm’s new lead engagement partner for the Company in connection with periodic mandated rotations of the lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company’s shareholders.

Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2015 and 2014:

2015
Audit Fees	$9,545,728
Audit Related Fees	189,800
Tax Fees	83,605
All Other Fees	—
2014
Audit Fees	$9,275,002
Audit Related Fees	287,421
Tax Fees	167,000
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract. Tax fees include tax advice and planning for income and other taxes for various legal entities of the Company and tax-related acquisition due diligence.

The Audit Committee appoints and approves the fee to be paid to the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the independent registered public accounting firm, and the Audit Committee approved all audit related fees and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2015 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE REGARDING COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board of Directors Recommends a Vote “For” Proposal 3

The rules of the Securities and Exchange Commission require the Company to submit to its shareholders a nonbinding advisory resolution regarding the compensation of the Company’s named executive officers disclosed in this Proxy Statement. As discussed above under “Compensation Discussion and Analysis,” the Company has designed and implemented its executive compensation program to provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value, and to attract and retain key executives who are important to the long-term success of the Company. The Board believes that the Company’s executive compensation program has played a key role in the Company consistently delivering strong financial performance to its shareholders and improving that performance over the long-term. Accordingly, the Board recommends that you vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis and the compensation tables and accompanying narrative discussion, is hereby approved.”

Approval of this proposal would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

This say-on-pay vote is advisory and will not be binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee will, however, consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4: SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of the shareholder proponent.

The Comptroller of the City of New York, with an address at One Centre Street, Room 629, New York, NY 10007-2341, on behalf of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System (collectively, the “NYC Systems”), has advised the Company that the NYC Systems intend to present the following resolution at the Annual Meeting. Approval of Proposal 4 would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

Shareholder Resolution

RESOLVED: Shareholders of Precision Castparts Corp. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

The NYC Systems believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.l)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

The NYC Systems urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

The Company is committed to consistently delivering strong financial performance to its shareholders and improving that performance over the long-term. The Board is also committed to receiving and considering shareholder input on corporate governance matters as part of the Company’s on-going effort to maintain governance structures that further the long-term interests of all of the Company’s shareholders. In contrast to these Company commitments to the long-term, the proxy access rule being put forth by Proposal 4 takes a “one-size-fits-all” stance to a subject that clearly is still evolving and which, unless carefully weighed and balanced through appropriate shareholder engagement, may be vulnerable to abuse by narrow agendas that don’t consider the interests of all of the Company’s shareowners. Accordingly, the Board recommends that you vote AGAINST Proposal 4 at this time for the reasons discussed below.

The Board understands that proxy access is emerging as an important issue for many of the Company’s shareholders, and the Company intends to consider the topic in the same careful fashion in which the Board has evaluated other substantial corporate governance matters. In connection with past shareholder input and engagement, the Company has in recent years declassified the structure of the Board and implemented a majority voting structure in uncontested director elections. None of these Board decisions were made in an “early adopter” manner like that which is urged by Proposal 4. Instead, the Board believes that important corporate governance decisions have long-term consequences and should be made in a reasoned and deliberate fashion that takes into account the full spectrum of shareholder interests and provides adequate time for the Company to learn from relevant experiences of other companies.

This disciplined approach to corporate governance mirrors the Board’s unrelenting focus on the long-term aspects of Company performance. The Company’s long-term success, as reflected in the 15-year total shareholder returns that are depicted below, has been based on well-organized growth that prioritizes orderly and accurate decision-making over short-term pressures to plunge into emergent trends that are not yet tested or fully-understood.

Company/ Index	Mar 00	Mar 01	Mar 02	Mar 03	Mar 04	Mar 05	Mar 06	Mar 07	Mar 08	Mar 09	Mar 10	Mar 11	Mar 12	Mar 13	Mar 14	Mar 15
Precision Castparts Corp.	100	181.76	195.50	132.20	239.42	423.82	663.92	1165.03	1135.89	708.62	1391.79	1683.26	1946.76	2136.50	2790.99	2393.12
S&P 500 Index	100	78.32	78.51	59.07	78.53	84.61	95.15	106.41	100.43	63.94	93.41	108.82	117.53	133.94	161.93	183.35
S&P 500 Aerospace & Defense Index	100	121.90	133.50	89.48	124.49	159.25	196.10	227.58	238.35	144.44	237.47	264.24	274.89	318.87	450.09	518.86

If correctly and thoughtfully implemented, proxy access has the potential to provide meaningful rights to well-intentioned and committed shareholders who are generally representative of the Company’s long-term shareowners. However, if hastily addressed without due consideration of the possible risks to the Company, proxy access can enable an individual shareholder (or a minority group of shareholders) with narrow special interests to use the Company’s proxy to promote an unbalanced agenda that favors the interests of the minority rather than the long-term interests of all of the shareholders. Perhaps for this reason, there continues to be a variety of viewpoints among shareholders and corporate governance commentators about how a proxy access rule should be structured. This ongoing discussion about proxy access has been helpful, but the discussion continues to unfold. In particular, it is apparent that consensus still does not exist on proxy access issues such as appropriate ownership thresholds, reasonable limits on aggregation, and other details of how a proxy access rule would work. In light of these uncertainties and the potential for the Company being harmed if there is a rush to judgment to an imperfect proxy access structure, the Board feels it is advisable to approach proxy access at a prudent pace. A measured approach will allow the Company to analyze how the provisions actually operate in practice at the small number of companies that have implemented proxy access, and will provide the necessary time for the continued development of shareholder perspectives and market practices. In the interim, shareholders would still have their existing ability to recommend director candidates to the Nominating & Corporate Governance Committee, and the Company’s Bylaws would still provide a process for shareholders to formally nominate candidates for election to the Board by following the procedures set forth in the Bylaws.

The Board Recommends a Vote AGAINST Proposal 4

In conclusion, the Board asks that shareholders consider (i) the Board’s strong track record of faithfully evaluating governance topics under a careful approach that mirrors the Company’s focus on long-term performance, and (ii) the benefits that would accrue to the Company from diligently engaging with shareholders for broad-based shareowner feedback and monitoring the real-life experiences in 2016 of the minority of companies who may have adopted a proxy access structure by that time. For these reasons the Board of Directors recommends a vote AGAINST Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2014. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
Capital Research Global Investors	16,680,902	11.7%
333 South Hope Street, Los Angeles, California 90071

T. Rowe Price Associates, Inc.	11,897,706	8.3%
100 E. Pratt Street, Baltimore, Maryland 21202

BlackRock, Inc.	9,248,770	6.5%
55 East 52nd Street, New York, New York 10022

The Vanguard Group	7,551,554	5.3%
100 Vanguard Blvd., Malvern, Pennsylvania 19355

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2015.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2015 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Ms. Ruth A. Beyer, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2015 Annual Meeting of Shareholders to Be Held on August 11, 2015: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $18,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 946-4778 or by writing to Ms. Ruth A. Beyer, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. For purposes of the Company’s 2016 Annual Meeting, such notice, to be timely, must be received by the Company between April 13, 2016 and May 13, 2016. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 4, 2016. The Company’s mailing address is 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/S/ RUTH A. BEYER
Ruth A. Beyer
Secretary

Portland, Oregon

July 2, 2015

EXHIBIT A

PEER GROUP

Alcoa Inc.

Allegheny Technologies Incorporated

Alliant Techsystems Inc.

Cummins Inc.

Danaher Corporation

Dover Corporation

Eaton Corporation plc

Illinois Tool Works Inc.

Ingersoll-Rand plc

L-3 Communications Holdings, Inc.

Northrop Grumman Corporation

Parker-Hannifin Corporation

Pentair Ltd.

Raytheon Company

Rockwell Collins, Inc.

Spirit AeroSystems, Inc.

SPX Corporation

Stanley Black & Decker, Inc.

Textron Inc.

A-1

EXHIBIT B

GENERAL INDUSTRY GROUP

AbbVie Inc.

AECOM Technology Corporation

The AES Corporation

Agilent Technologies, Inc.

Air Products and Chemicals, Inc.

Allergan, Inc.

Altria Group, Inc.

Ameren Corporation

American Electric Power Company, Inc.

Automatic Data Processing, Inc.

Avis Budget Group, Inc.

Ball Corporation

Baxter International Inc.

BorgWarner Inc.

Boston Scientific Corporation

Broadcom Corporation

Buckeye Partners, L.P.

Cablevision Systems Corporation

Calpine Corporation

Campbell Soup Company

CenterPoint Energy, Inc.

Chicago Bridge & Iron Company N.V.

Cliffs Natural Resources Inc.

The Clorox Company

Colgate-Palmolive Company

Computer Sciences Corporation

ConAgra Foods, Inc.

Consolidated Edison

Cummins Inc.

Dana Holding Corporation

Danaher Corporation

Darden Restaurants, Inc.

Dean Foods Company

Delphi Corporation

Dollar General Corporation

Dover Corporation

DTE Energy Company

Eastman Chemical Company

Ecolab Inc.

Edison International

Entergy Corporation

The Estee Lauder Companies Inc.

Federal-Mogul Corporation

FirstEnergy Corp.

FMC Technologies, Inc.

General Mills, Inc.

Genuine Parts Company

The Goodyear Tire & Rubber Company

Harley-Davidson, Inc.

The Hershey Company

Hilton Worldwide

Hormel Foods Corporation

Huntington Ingalls Industries

Illinois Tool Works Inc.

Ingersoll-Rand plc

Ingredion

J. C. Penney Company, Inc.

The J. M. Smucker Company

Jacobs Engineering Group Inc.

Joy Global Inc.

Kellogg Company

Kelly Services, Inc.

Kinder Morgan, Inc.

Kraft Foods Inc.

L-3 Communications Holdings, Inc.

Lennar Corporation

Masco Corporation

Mattel, Inc.

Mcjunkin Corp

MeadWestvaco Corporation

Medtronic, Inc.

Mohawk Industries, Inc.

Navistar International

NetApp Inc.

Newell Rubbermaid Inc.

The Nielsen Company

NiSource Inc.

Nordstrom, Inc.

NRG Energy, Inc.

Office Depot, Inc.

ONEOK, Inc.

Oshkosh Truck Corporation

Owens Corning

Owens-Illinois, Inc.

PACCAR Inc

Parker-Hannifin Corporation

Pentair, Inc.

PetSmart, Inc.

PG&E Corporation

Praxair, Inc.

Public Service Enterprise Group Incorporated

PVH Corp.

Realogy Corporation

Reynolds American Inc.

Rockwell Automation, Inc.

Ryder System, Inc.

Sempra Energy

The Sherwin-Williams Company

Sonic Automotive, Inc.

Spectra Energy Corp

Starbucks Corporation

SUPERVALU INC.

Symantec

TE Connectivity Ltd.

Tenneco Inc.

Terex Corporation

Texas Instruments Incorporated

Textron Inc.

TRW Automotive Holdings Corp.

Tyco International, Ltd.

United Stationers Inc.

Visteon Corporation

W.W. Grainger, Inc.

Waste Management, Inc.

The Western Union Company

Whirlpool Corporation

The Williams Companies, Inc.

Xcel Energy Inc.

YUM Brands, Inc.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 1a. Peter B. Delaney 1d. Lester L. Lyles 1b. Mark Donegan 1e. Vernon E. Oechsle 1g. Ulrich Schmidt 1c. Don R. Graber 1f. James F. Palmer 1h. Richard L. Wambold 1i. Timothy A. Wicks 1j. Janet C. Wolfenbarger Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. 2. Ratification of Appointment of Independent Registered Public Accounting Firm. 3. Advisory Vote Regarding Compensation of Named Executive Officers. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4. The proxies will vote in their discretion as to any other matters that properly come before the meeting. The Board of Directors recommends you vote FOR Proposals 2 and 3: The Board of Directors recommends you vote AGAINST Proposal 4: 4. Shareholder Proposal Regarding Proxy Access. Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. PRECISION CASTPARTS CORP. 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR the following: Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For Against Abstain THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M94635-P67909-Z65992 For Against Abstain 4650 SW MACADAM AVE. SUITE 400 PORTLAND, OR 97239 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Yes No Yes No

M94636-P67909-Z65992 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS - August 11, 2015 The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Ruth A. Beyer, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 11, 2015 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3, AND AGAINST PROPOSAL 4. THE PROXIES WILL VOTE IN THEIR DISCRETION AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side